Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Names Richard Richieri as Chief Operations Officer

Senior Executive with More than 25 Years of Biopharmaceutical Industry Manufacturing Operations Experience

TUSTIN, CA, October 9, 2019 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced the appointment of Richard (Rich) Richieri as chief operations officer. In this role, Mr. Richieri will oversee Process Development, Clinical and Commercial Manufacturing, Technical Support and Facilities.

Mr. Richieri has over 25 years of biopharmaceutical industry experience spanning the areas of drug discovery, CGMP operations, contract manufacturing and process development. Mr. Richieri previously spent 15 years with Avid Bioservices and its former parent company, Peregrine Pharmaceuticals, including the role of senior vice president of manufacturing. During that time, he was instrumental in launching, building and growing Avid’s CDMO business and helping the company diversify its production capabilities. He spent the past five years serving as an advisor and acting head of biologics production for Syngene International, a global discovery, development and manufacturing organization serving the pharmaceutical industry.

“We are very pleased to welcome Rich back to Avid and look forward to the important contributions that he will make to continuing Avid’s record of delivering excellent CDMO services to our clients,” said Rick Hancock, interim president and chief executive officer of Avid. “Rich’s extensive history with the company, combined with his more recent experience working with a wide range of innovator companies and international biologics CDMOs, represents a unique, highly specialized skill set that will be extremely valuable to Avid’s growth and development.”

During his career, Mr. Richieri has also served as a global advisor for Samsung Biologics’ biosimilar program, as well as president of Bioserv Corporation, a specialized contract manufacturing organization. He most recently served as co-founder of Rubicon Biotechnology, where he was responsible for process development and manufacturing of the company’s novel therapeutic candidates. He earned a bachelor’s degree in chemical engineering from the University of California, Los Angeles and a master’s degree in chemical engineering from the University of California, San Diego.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include CGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com